UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File No.:  1-14667

                             WASHINGTON MUTUAL, INC.
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)

                      1201 Third Avenue, Seattle, WA 98101
_______________________________________________________________________________
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                  8% Corporate Premium Income Equity Securities
_______________________________________________________________________________
            (Title of each class of securities covered by this Form)

                     Common Stock, $0.01 par value per share
                        (including any associated rights)
_______________________________________________________________________________
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [x]               Rule 12h-3(b)(1)(i)       [  ]
     Rule 12g-4(a)(1)(ii)      [  ]              Rule 12h-3(b)(1)(ii)      [  ]
     Rule 12g-4(a)(2)(i)       [  ]              Rule 12h-3(b)(2)(i)       [  ]
     Rule 12g-4(a)(2)(ii)      [  ]              Rule 12h-3(b)(2)(ii)      [  ]
                                                 Rule 15d-6                [  ]

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Washington Mutual, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  August 16, 2002.       WASHINGTON MUTUAL, INC.,


                                By:      /s/ William A. Longbrake
                                         ______________________________________
                                Name:    William A. Longbrake
                                Title:   Vice Chair, Enterprise Risk Management
                                         and Chief Financial Officer